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                                                                    EXHIBIT 43

MORGAN STANLEY DEAN WITTER

                                                       ONE FINANCIAL PLACE
                                                       440 SOUTH LASALLE STREET
                                                       CHICAGO, ILLINOIS 60605
                                                       (312) 706-4000




                                                                 August 1, 1999

Board of Directors
Varlen Corporation
55 Shuman Boulevard
P.O. Box 3089
Naperville, IL  60566

Members of the Board:

We understand that Varlen Corporation ("Varlen" or the "Company"), Amsted Industries Incorporated ("Amsted") and Track Acquisition Incorporated, a wholly owned subsidiary of Amsted ("Track"), propose to enter into the Agreement and Plan of Merger, dated as of August 1, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Track of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.10 per share, including the associated preferred share repurchase rights (the "Common Stock") of Varlen for $42.00 per share net to the seller in cash, and
(ii) the subsequent merger (the "Merger") of Track with and into Varlen. Pursuant to the Merger, Varlen will become a wholly owned subsidiary of Amsted and each outstanding share of Common Stock, other than shares held in treasury or held by Amsted or any subsidiary of Amsted or as to which dissenters' rights have been perfected, will be converted into the right to receive $42.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

      (i) reviewed certain publicly available financial statements and other information of the Company;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

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      (iii)  analyzed certain financial forecasts prepared by the management of the Company;

      (iv) discussed the past and current operations and financial condition and the prospects and business strategy of the Company with senior executives of the Company;

      (v)    reviewed the reported prices and trading activity for the Common
             Stock;

      (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

      (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

      (viii) participated in discussions and negotiations among representatives of the Company, Amsted and certain other parties and their financial and legal advisors;

      (ix)   reviewed the Merger Agreement and certain related documents;

      (x) performed such other and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting management's best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. This opinion is not intended to be and shall not constitute a recommendation to any holder of Common Stock as to whether to tender shares of Common Stock pursuant to the Tender Offer.



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Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                         Very truly yours,

                                         MORGAN STANLEY & CO. INCORPORATED



                                         By:   /s/ Francis J. Oelerich III
                                              ---------------------------------
                                              Francis J. Oelerich III
                                              Managing Director